EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2019 Earnings Results

SCOTTSDALE, Ariz., Aug. 07, 2019 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the second quarter ended June 30, 2019.

Highlights

For the quarter ended June 30, 2019:

  Net sales of $330.8 million
  Total billings of $304.5 million
  Net income of $1.8 million or $0.05 per share
  EBITDA of $11.7 million
  Adjusted EBITDA of $19.5 million
KPIs		Q2'19	Q2'18
	Sets[1]	716	576
	Estimated megawatts[2]	2,029	1,544
	Utilization[3]	70%	72%
	Dedicated manufacturing lines[4]	54	52
	Manufacturing lines installed[5]	50	40
	Manufacturing lines in operation[6]	30	26
	Manufacturing lines in startup[7]	13	7
	Manufacturing lines in transition[8]	7	7
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential capacity of wind blade manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.
  Number of wind blade manufacturing lines in operation represents the number of wind blade manufacturing lines installed less the number of manufacturing lines in startup and in transition.
  Number of wind blade manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of wind blade manufacturing lines that were being transitioned to a new wind blade model during the period.

“We delivered solid operational and financial performance in the second quarter through our continued focus on execution, operating efficiency and commitment to our customer and supplier relationships,” said Steve Lockard, CEO of TPI Composites.  “During the quarter, we successfully mitigated challenges we encountered earlier this year in an efficient and cost-effective manner, and we continue to grow our infrastructure, improve our operations and strengthen our team and capabilities.  Specifically, we stabilized the workforce and production in Matamoros, completed negotiations to sell the remaining Senvion blades directly to their customer, while also mutually agreeing with Senvion to terminate our two-line supply agreement, and made significant progress in our consolidation and restructuring efforts.  We performed and recovered well in the second quarter from the challenges we encountered in the first quarter, and we remain confident and committed to our overall business model and strategy.”

“Early in July we announced that we acquired certain intellectual property and hired a team of engineering resources from the EUROS group, based in Berlin, Germany. This team of approximately 20 technical experts focuses on blade design, tooling, materials and process technology development, which will strengthen our technical capabilities in support of our global operations and growth.  Additionally, last week we reached an agreement with Nordex to transition multiple existing lines in Turkey to longer blades and at the same time extended the contract by two years through 2022.  These changes will result in an increase to our potential revenue under contract of approximately $180 million over the new term of the deal.”

“The fundamentals of our business remain strong as we continue to partner with our customers to support their global production needs.  On the EV front, we are investing heavily in our relationship with Proterra, and we continue to deploy resources to accelerate our diversification efforts with existing and new development programs.  As it relates to our wind business, we continue to invest alongside our customers through cost sharing and collaborative teamwork to keep pace with the rapid expansion and development anticipated over the next several years.  As LCOE continues to trend down, the strong global wind market and growing demand for decarbonization give us confidence in the underlying long-term economics of our business and the wind industry, despite the near-term volatility increased transitions may create in our quarterly and annual results.”

“Due to a faster pace of transitions than originally anticipated for 2020 and the resulting impact on contribution margin and transition costs, we are revising our 2020 net sales target to $1.6 billion to $1.8 billion from $1.7 billion to $1.9 billion and our 2020 adjusted EBITDA target to $140 million to $160 million from $170 million to $190 million. However, with 52 wind blade lines currently under contract and more expected to follow as the tariff and trade picture clears up, a growing average MW per year per line of about 300MW and ramping of 18 new lines globally, we are progressing well toward our goal of establishing 18GW of global wind blade capacity over the next few years.   Even with ongoing blade model transitions, running at about 80% utilization we expect to produce about 15GW of blades per year and achieve our target to double our wind related revenue to $2 billion per year.  With an estimated 70GW global combined onshore and offshore wind market we expect to have 20% to 25% global market share,” concluded Mr. Lockard.

Second Quarter 2019 Financial Results
Net sales for the quarter increased by $100.2 million or 43.4% to $330.8 million compared to $230.6 million in the same period in 2018. Total billings increased by $67.1 million or 28.3% to $304.5 million for the three months ended June 30, 2019 compared to $237.4 million in the same period in 2018. Net sales of wind blades were $301.8 million for the quarter as compared to $206.4 million in the same period in 2018. The increase was primarily driven by a 23% increase in the number of wind blades produced and a higher average sales price due to the mix of wind blade models produced year over year. The impact of the fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations on consolidated net sales and total billings for the three months ended June 30, 2019 was a net decrease of 2.7% and 2.9%, respectively, as compared to 2018.

Total cost of goods sold for the quarter was $308.2 million and included $14.7 million related to 13 lines in startup in our plants in Mexico and China and the startup of new wind blade models for a customer in Turkey and $8.2 million related to the seven lines in transition during the quarter. This compares to total cost of goods sold of $215.6 million for the same period in 2018, which included $17.3 million related to startup costs in our new plants in Turkey and Mexico, the startup costs related to a new customer in Taicang, China and transition costs related to the seven lines in transition during the quarter. Cost of goods sold as a percentage of net sales remained consistent during the three months ended June 30, 2019 as compared to the same period in 2018, driven primarily by the impact of savings in raw material costs and foreign currency fluctuations, offset by the extended startup of our Newton, Iowa transportation facility, a significant increase in underutilized labor in Matamoros, Mexico and a $5.6 million increase in startup and transition costs. The impact of the fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso decreased consolidated cost of goods sold by 5.0% for three months ended June 30, 2019 as compared to 2018.

General and administrative expenses for the three months ended June 30, 2019 totaled $9.2 million, down from $11.0 million for the same period in 2018. The decrease was primarily driven by lower incentive compensation and a reduction in the performance assumptions related to certain of our share-based plans. As a percentage of net sales, general and administrative expenses were 2.8% for the three months ended June 30, 2019, down from 4.8% in the same period in 2018.

Net income for the quarter was $1.8 million as compared to a net loss of $4.1 million in the same period in 2018. The increase was primarily due to the reasons set forth above. Diluted earnings per share was $0.05 for the three months ended June 30, 2019, compared to a net loss per share of $0.12 for the three months ended June 30, 2018.

EBITDA for the quarter increased to $11.7 million, compared to $10.1 million during the same period in 2018. Adjusted EBITDA for the quarter increased to $19.5 million compared to $13.5 million during the same period in 2018. Adjusted EBITDA margin increased slightly to 5.9% compared to 5.8% during the same period in 2018.

Capital expenditures were $19.0 million for the quarter compared to $30.6 million during the same period in 2018. Our capital expenditures have been primarily related to machinery and equipment for new facilities and expansion or improvements at existing facilities.

We ended the quarter with $58.7 million of cash and cash equivalents and net debt was $91.0 million as compared to net debt of $53.2 million at December 31, 2018, and we had negative free cash flow during the quarter of $8.5 million.

2019 Guidance:

  Net sales and total billings of between $1.45 billion and $1.5 billion
  Adjusted EBITDA of between $80 million and $85 million
  Loss per share of between $0.18 and $0.23
  Sets invoiced of between 3,180 and 3,220
  Average sales price per blade of between $135,000 and $140,000
  Estimated megawatts of sets delivered of approximately 9,300 to 9,400
  Dedicated manufacturing lines at year end to be between 52 and 55
  Manufacturing lines installed at year end to be 48
  Manufacturing lines in operation at year end to be between 24 to 26
  Manufacturing lines in startup during the year to be approximately 14
  Manufacturing lines in transition during the year to be approximately 10
  Line utilization (based on 50 lines in Q1 & Q2 and 48 lines in Q3 & Q4) of approximately 80%
  Startup costs of between $47 million and $49 million
  Transition costs of between $19 million and $21 million
  Capital expenditures to be between $95 million and $100 million (approx. 85% growth related)
  Depreciation and amortization of between $37 million and $38 million
  Interest expense of between $8.0 million and $8.5 million
  Share-based compensation expense of between $7 million and $8 million

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Wednesday, August 7, 2019 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13692478. The replay will be available until August 14, 2019. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income/loss plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any gains or losses from foreign currency remeasurement, plus or minus any gains or losses from the sale of assets. We define net cash/debt as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2019	2018	2019	2018

Net sales	$330,771	$230,610	$630,551	$484,591
Cost of sales	285,319	198,235	568,357	409,223
Startup and transition costs	22,901	17,324	41,079	32,059
Total cost of goods sold	308,220	215,559	609,436	441,282
Gross profit	22,551	15,051	21,115	43,309
General and administrative expenses	9,208	10,989	17,193	22,152
Realized loss on sale of assets	4,972	-	7,207	-
Restructuring charges	3,874	-	3,874	-
Income (loss) from operations	4,497	4,062	(7,159)	21,157
Other income (expense):
Interest income	31	43	82	84
Interest expense	(2,274)	(2,715)	(4,273)	(6,053)
Loss on extinguishment of debt	-	(3,397)	-	(3,397)
Realized loss on foreign currency remeasurement	(967)	(765)	(4,769)	(4,776)
Miscellaneous income	1,016	674	1,718	1,492
Total other expense	(2,194)	(6,160)	(7,242)	(12,650)
Income (loss) before income taxes	2,303	(2,098)	(14,401)	8,507
Income tax (provision) benefit	(475)	(1,955)	4,125	(3,912)
Net income (loss)	$1,828	$(4,053)	$(10,276)	$4,595

Weighted-average common shares outstanding:
Basic	35,033	34,164	34,970	34,107
Diluted	36,369	34,164	34,970	35,766

Net income (loss) per common share:
Basic	$0.05	$(0.12)	$(0.29)	$0.13
Diluted	$0.05	$(0.12)	$(0.29)	$0.13

Non-GAAP Measures (unaudited):
Total billings	$304,469	$237,355	$583,940	$461,056
EBITDA	$11,671	$10,101	$7,574	$31,075
Adjusted EBITDA	$19,547	$13,477	$22,472	$40,850

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30,	December 31,
(in thousands)	2019	2018
Current assets:
Cash and cash equivalents	$58,664	$85,346
Restricted cash	2,122	3,555
Accounts receivable	154,191	176,815
Contract assets	157,315	116,708
Prepaid expenses and other current assets	46,740	26,038
Inventories	9,738	5,735
Total current assets	428,770	414,197
Noncurrent assets:
Property, plant, and equipment, net	181,416	159,423
Operating lease right of use assets	130,512	-
Other noncurrent assets	47,262	31,235
Total assets	$787,960	$604,855
Current liabilities:
Accounts payable and accrued expenses	$239,909	$199,078
Accrued warranty	42,834	36,765
Current maturities of long-term debt	33,780	27,058
Current operating lease liabilities	17,362	-
Contract liabilities	2,596	7,143
Total current liabilities	336,481	270,044
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	115,157	110,565
Noncurrent operating lease liabilities	119,273	-
Other noncurrent liabilities	5,017	3,289
Total liabilities	575,928	383,898
Total stockholders' equity	212,032	220,957
Total liabilities and stockholders' equity	$787,960	$604,855

Non-GAAP Measure (unaudited):
Net debt	$(91,048)	$(53,155)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018

Net cash provided by (used in) operating activities	$10,573	$5,567	$(1,518)	$2,535
Net cash used in investing activities	(19,030)	(30,596)	(37,739)	(42,310)
Net cash provided by (used in) financing activities	(10,629)	2,202	10,446	6,692
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(297)	(839)	696	(453)
Cash, cash equivalents and restricted cash, beginning of period	80,644	142,567	89,376	152,437
Cash, cash equivalents and restricted cash, end of period	$61,261	$118,901	$61,261	$118,901

Non-GAAP Measure (unaudited):
Free cash flow	$(8,457)	$(25,029)	$(39,257)	$(39,775)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net sales	$330,771	$230,610	$630,551	$484,591
Change in gross contract assets	(26,691)	(1,356)	(43,747)	(25,752)
Foreign exchange impact	389	8,101	(2,864)	2,217
Total billings	$304,469	$237,355	$583,940	$461,056

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018

Net income (loss)	$1,828	$(4,053)	$(10,276)	$4,595
Adjustments:
Depreciation and amortization	7,125	6,130	17,784	13,202
Interest expense (net of interest income)	2,243	2,672	4,191	5,969
Loss on extinguishment of debt	-	3,397	-	3,397
Income tax provision (benefit)	475	1,955	(4,125)	3,912
EBITDA	11,671	10,101	7,574	31,075
Share-based compensation expense	1,937	2,611	2,922	4,999
Realized loss on foreign currency remeasurement	967	765	4,769	4,776
Realized loss on sale of assets	4,972	-	7,207	-
Adjusted EBITDA	$19,547	$13,477	$22,472	$40,850

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$10,573	$5,567	$(1,518)	$2,535
Less capital expenditures	(19,030)	(30,596)	(37,739)	(42,310)
Free cash flow	$(8,457)	$(25,029)	$(39,257)	$(39,775)

Net debt is reconciled as follows:	June 30,	December 31,
(in thousands)	2019	2018
Cash and cash equivalents	$58,664	$85,346
Less total debt, net of debt issuance costs	(148,937)	(137,623)
Less debt issuance costs	(775)	(878)
Net debt	$(91,048)	$(53,155)